                                                                    EXHIBIT 23.0


                     [Letterhead of KPMG Peat Marwick LLP]


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Queens County Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-85684) on Form S-8 of Queens County Bancorp, Inc. of our report dated January 21, 1997, related to the consolidated statements of condition of Queens County Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of Queens County Bancorp, Inc.


                                             /s/ KPMG Peat Marwick LLP

New York, New York
March l8, 1997